UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2020

ACM Research, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38273	94-3290283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42307 Osgood Road, Suite I
Fremont, California	94539
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 445-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ACMR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:        Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

NOTE:
ACM Research, Inc. conducts its business operations principally through its subsidiary ACM Research (Shanghai), Inc., or ACM Shanghai. For purposes of this report, amounts in Renminbi, or RMB, have been translated into U.S. dollars solely for the convenience of the reader. Unless otherwise indicated, the translations have been made at the conversion rate of RMB 7.0663 to U.S. $1.00 effective as of July 6, 2020 (source: State Administration of Foreign Exchange of the People’s Republic of China).

Item 1.01.	Entry into a Material Definitive Agreement.

Pursuant to a Partnership Agreement dated June 9, 2020 and a Supplementary Agreement thereto dated June 15, 2020, ACM Shanghai became a limited partner of Qingdao Fortune-Tech Xinxing Capital Partnership (L.P.), a Chinese limited partnership based in Shanghai, China, or the Partnership, of which China Fortune-Tech Capital Co., Ltd serves as general partner and thirteen unaffiliated entities serve, with ACM Shanghai, as limited partners.

The Partnership was formed to establish a special fund that would purchase, in a strategic placement, shares of Semiconductor Manufacturing International Corporation, or SMIC, to be listed on the Shanghai Stock Exchange’s STAR Market. SMIC is a Shanghai-based foundry that has been a customer for our single-wafer wet-cleaning tools. The limited partners of the Partnership contributed to the fund a total of RMB 2.224 billion ($315 million), of which ACM contributed RMB 100 million ($14.2 million), or 4.3% of the total contribution, on June 18, 2020.

On July 6, 2020, SMIC priced its offered shares at RMB 27.46 ($3.89) per share, for total proceeds of RMB 46.3 billion ($6.55 billion). The Partnership participated in the offering, and acquired an aggregate of 80,589,949 shares, for a total of RMB 2.224 billion ($315 million).
The initial number of SMIC shares owned by the Partnership is apportioned to all of the limited partners in proportion to their respective capital contributions (4.3% in the case of ACM Shanghai). All of the SMIC shares acquired by the Partnership are subject, under applicable Chinese laws, to lock-up restrictions that prevent sales of the shares for one year after the shares were acquired. Thereafter an individual limited partner may instruct the general partner to sell, on behalf of the limited partner, all or a portion of the limited partner’s apportioned shares, subject to compliance with all laws, regulations, trading rules, the Partnership Agreement and the Supplementary Agreement. Alternatively, following the lock-up period, limited partners holding at least thirty percent of the total SMIC shares held by the Partnership may, pursuant to a call auction in accordance with the Supplementary Agreement, cause the general partner to arrange to sell all of the shares desired to be offered by each of the limited partners that complies with procedural requirements provided in the Supplementary Agreement.

The foregoing summaries of provisions of the Partnership Agreement and the Supplementary Agreement are qualified in their entirety by reference to the text of the agreements, which are being filed as Exhibits 10.01 and 10.02, respectively, to this report and which are incorporated in this report by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.01*†
Qingdao Fortune-Tech Xinxing Capital Partnership (L.P.) Partnership Agreement, dated June 9, 2020, among China Fortune Tech Capital Co., Ltd., as general partner, and the several limited partners named therein, including ACM Research (Shanghai), Inc.

10.02*†
Supplementary Agreement to Partnership Agreement of Qingdao Fortune-Tech Xinxing Capital Partnership (L.P.), dated June 15, 2020, among China Fortune Tech Capital Co., Ltd., as general partner, and the several limited partners named therein, including ACM Research (Shanghai), Inc.

*	Unofficial English translation of original document prepared in Mandarin Chinese.
†	Certain information redacted and replaced with “[***]”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACM RESEARCH, INC.

	By:	/s/ Mark McKechnie
Mark McKechnie
Chief Financial Officer and Treasurer

Dated: July 7, 2020